Exhibit 99.1

Synplicity PR Contact:	Synplicity Contact:
Steve Gabriel	Gary Meyers
Porter Novelli	Synplicity, Inc.
408/369-4600 ext. 627	408/215-6000
steve.gabriel@porternovelli.com	ir@synplicity.com

SYNPLICITY APPOINTS JOHN J. HANLON AS SENIOR VICE PRESIDENT OF

FINANCE AND CHIEF FINANCIAL OFFICER

Sunnyvale, Calif., October 17, 2005 — Synplicity Inc. (NASDAQ: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced John J. Hanlon has joined Synplicity as senior vice president of finance and chief financial officer. Hanlon’s responsibilities, as leader of the finance team, will include overseeing worldwide finance-related activities including; accounting and external reporting, investor relations, strategic financial planning, as well as spearheading new financial opportunities.

“We are excited to have an individual of John’s caliber and breadth of experience join our executive team,” said Gary Meyers, president and CEO, Synplicity. “We expect that John’s broad background as chief financial officer for both public and private companies and his tenure in public accounting will provide a strong foundation to our continuing growth and success.”

“I am delighted to join such a talented organization,” said Hanlon. “I am joining Synplicity at a time when the team is clearly executing on its strategic and financial objectives, and I look forward to helping the company achieve its next level of success.”

Hanlon has more than 22 years of public and private sector financial management experience in high technology companies, with emphasis on software, Internet and manufacturing. Most recently, Hanlon served as executive vice president and chief financial officer at Accelrys, Inc., formerly Pharmacopeia, Inc. Previously, Hanlon was senior vice president and chief financial officer at MDL Information Systems for 10 years and also spent 10 years in public accounting at Coopers & Lybrand, LLP. Hanlon holds a B.S. from California State University, Hayward, and is a Certified Public Accountant.

About Synplicity

Synplicity® Inc. (Nasdaq: SYNP) is a leading supplier of innovative software solutions that enable the rapid and effective design of complex, high-performance semiconductors. Synplicity’s tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating key design planning, logic synthesis, physical synthesis and verification functions for FPGA, DSP, ASIC prototyping, structured/platform ASIC and cell-based ASIC designers. Synplicity is the first company to deliver customised physical synthesis, analysis and floorplanning solutions for today’s leading structured/platform ASICs. In addition, the company is the number one supplier of FPGA synthesis solutions and has been rated #1 in customer satisfaction in 2004 and 2005 in EE Times’ Annual FPGA Customer Survey. Synplicity’s products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company employs over 300 people in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

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Synplicity is a registered trademark of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.